EXHIBIT 10.2

FIRST AMENDMENT TO
SECURITIES PURCHASE AGREEMENT
This First Amendment to Securities Purchase Agreement, dated as of March 16, 2015 (this “Amendment”), is entered into by and between Summit Financial Group, Inc., a West Virginia corporation (the “Company”), and Castle Creek Capital Partners V, LP, a Delaware limited partnership (the “Investor”).
RECITALS:
A.    The Company and Investor entered into that certain Securities Purchase Agreement (the “Agreement”) on August 22, 2014 whereby Company agreed to sell to Investor, and Investor agreed to purchase from the Company, the securities described therein.
B.    The parties seek to amend the Agreement to bring it into alignment with certain commitments made by the Company, Investor and certain of Investor’s Affiliates in the Passivity Commitments and Anti-Association Representations of Castle Creek Partners V, LP Relating to Summit Financial Group, Inc. delivered to the Board of Governors of the Federal Reserve System.
C.    The parties seek to address certain provisions in the Agreement that are triggered by the Company’s recent declaration of a common stock dividend.
NOW, THEREFORE, in consideration of the premises and mutual promises set forth herein, the parties, intending to be legally bound, agree as follows:
1.Definitions. For the purposes of this Amendment, all capitalized terms used in this Amendment that are not defined herein shall have the meanings ascribed to such terms in the Agreement.

2.Amendment. Section 5.8(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a)    Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Company Subsidiary shall take any action (including any redemption, repurchase, or recapitalization of Common Stock, or securities or rights, options or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where the Investor is not given the right to participate in such redemption, repurchase or recapitalization to the extent of the Investor’s pro rata proportion), that would reasonably be expected to pose a substantial risk that the Investor’s ownership of any class of Voting securities of the Company (together with the ownership by Investor’s Affiliates (as such term is used under the BHC Act) of Voting securities of the Company) would exceed 9.99% of such class after the First Closing Date or the Second Closing Date, in each case without the prior written consent of Investor or such person, or to increase to an amount that would constitute “control” under the BHC Act, the Change of Bank Control Act of 1978, as amended (the “CBCA”) or any rules or regulations promulgated thereunder (or any successor provisions) or otherwise cause Investor to “control” the Company under and for purposes of the BHC Act, the CBCA or any rules or regulations promulgated thereunder (or any successor provisions). In the event the Company breaches its obligations under this Section 5.8(a) or believes that it is reasonably likely to breach such an obligation, it shall promptly notify the other parties hereto and shall cooperate in good faith with such parties to modify ownership or make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.”
3.Second Closing Payment. On February 26, 2015, the Company’s board of directors declared a dividend payable to its common shareholders in an amount equal to $0.08 per share and set a record date of March 16, 2015 (the “Declared Record Date”) for such dividend. The Declared Record Date is prior to the Second Closing Date and in order to comply with Section 5.4(b) of the Agreement, the Company has agreed to reduce the cash proceeds that must be delivered by the Investor to the Company for the purchase of the Common Stock at the Second Closing (the “Second Closing Shares”) to reflect the necessary adjustment contemplated in the Agreement for the deemed dividend to Investor with respect to the Second Closing Shares, which amounts to $19,020.24. The Purchase Price will not be adjusted. At the Second Closing, Investor will deliver a cash amount to the Company in the amount of $2,299,071.51.

4.Enforceable Documents. Except as modified herein, the parties agree that all terms and conditions of the Agreement are and shall remain in full force and effect.

5.Severability. If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment will remain in full force and effect. Any provision of this Amendment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.Applicable Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles.

7.Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or electronically shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

SUMMIT FINANCIAL GROUP, INC.

By: /s/ H. Charles Maddy, III
Name: H. Charles Maddy, III
Title: President and Chief Executive Officer

CASTLE CREEK CAPITAL PARTNERS V, LP

By: /s/ David Volk
Name: David Volk
Title: Principal

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